Exhibit 99.2

Press Release

Contact:  Elizabeth Goode
Director Corporate Development
3D Systems Corporation
26081 Avenue Hall • Valencia CA 91355
Phone:  661-295-5600 • Fax:  661-554-0109
Email:  GoodeE@3dsystems.com
www.3dsystems.com • NASDAQ:  TDSC

3D Systems Announces Plans to Optimize its Operations by Consolidating its Corporate Headquarters, Operations and R&D Facilities in Rock Hill, South Carolina

VALENCIA, California, November 3, 2005:   3D Systems Corporation (Nasdaq: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, announced today that, as part of its continuing operational optimization program, it plans to consolidate its corporate headquarters, its principal R&D activities and all other key support functions into a new facility that it plans to construct and lease in Rock Hill, South Carolina, which is located 25 miles from Charlotte, North Carolina.  The company expects to complete its move to this new facility by September 30, 2006.

In a separate press release issued earlier today, the company also reported its operating results for the third quarter and first nine months of 2005.

As part of this move, the company plans to close its headquarters in Valencia, California and its facility in Grand Junction, Colorado.  The company said that it expects to consolidate most of the activities that it currently conducts in these two facilities into its new headquarters facility.

The company plans to maintain an Advanced Research facility in Valencia, CA that will be focused on developing future technologies for next-generation products.  The company also intends to establish an initial base of operations in Rock Hill and commence local operations there before the end of 2005.

“Attracting the corporate headquarters of rapidly growing companies is an important part of our mission to grow South Carolina’s economy,” said South Carolina’s Governor Mark Sanford.  “We’re going to continue our efforts at creating more fertile ground for economic development and improving our state’s underlying business climate, so that we can bring home even more announcements like this.”

“The decision to move to the greater Charlotte area was made after an extensive and thorough review of a number of locations and a variety of key operating and strategic factors that included meeting our growth and expansion requirements within a business-friendly environment, achieving sustained operating-cost reductions in a competitive region of the country, improving employee development and recruitment costs and employee retention by becoming an employer of choice in the Charlotte region, and locating in closer proximity to our customers, partners and suppliers,” said Abe Reichental, 3D Systems’ president and chief executive officer.

“The greater Charlotte metropolitan area is one of the most desirable locations in the U.S. as evidenced by the growing roster of corporations who have selected the area as their corporate home.  The area affords the opportunity to attract and retain the top talent we need to fuel future growth,” continued Reichental.  “Similarly, we expect our presence to offer the Carolina region, and specifically the State of South Carolina, a unique opportunity to partner in our strategic goal of transforming the way companies design, develop and manufacture products by becoming an international hub for Rapid Manufacturing technology.

“In addition to other significant operational and strategic improvements, we expect to realize facilities’ and operating-cost savings in excess of $2.5 million per year beginning in 2007, our first full year of planned operations in the Charlotte area,” continued Reichental.  “South

Carolina will provide us with a favorable business climate, significant investment and tax benefits and a sustained lower cost of doing business.  These savings should provide a substantial return on the investment we expect to incur in up-front moving and exit costs and translate into long-term improvements in profitability.

“We estimate that the total pretax expenses of completing this relocation and consolidation should be in the range of $8.3 million to $10.0 million.  This amount includes an estimated $7.6 million of moving costs and other costs related to personnel, relocation and recruiting, $0.2 million to $1.9 million of facility exit costs, and approximately $0.5 million of non-cash charges associated with accelerated amortization and asset impairments.  Accordingly, we expect to incur $7.8 million to $9.5 million of cash expenditures related to these costs as they are incurred.  Included in the range of facility exit costs is an estimate of costs that may be incurred if we encounter delays in disposing of the Grand Junction facility, which we own, and the Valencia facility, which we lease.  We currently expect to incur approximately $1.3 million of these total estimated expenses in the fourth quarter of 2005 and the balance of these costs in 2006,” continued Reichental.

“Capital expenditures related to the relocation of our corporate headquarters are estimated at $1.4 million, exclusive of a developer’s cost for construction of the new facility that we expect to lease.

 “Our combined Valencia and Grand Junction team consists of 145 employees, many of whom will relocate to our new Rock Hill facility, and the remainder of whom we expect to hire from within the greater Charlotte area,” added Reichental.  “In the spirit of doing more with less, we plan to reduce the total square footage that we now have in Valencia and Grand Junction by more than 48% by having constructed a new, efficient 75,000 square foot facility that we plan to lease.  This represents yet another significant step in our continuous progress towards legacy overhead cost reduction.”

“We’re pleased that 3D Systems is consolidating its operations in South Carolina,” said South Carolina’s Commerce Secretary Bob Faith.  “Clearly, this company has recognized the many advantages of doing business in South Carolina—our affordable business costs, business-friendly climate and a quality workforce that’s second to none.  Moving forward, we’ll continue to promote our strategic advantages so that South Carolina can become even more competitive in attracting jobs and capital investment.”

 “We have been extremely pleased with the cooperation and enthusiasm exhibited by the State of South Carolina, York County and the City of Rock Hill in encouraging 3D Systems to locate in their community,” continued Reichental.  “We are also grateful to York Technical College, which is working with us to create a state-of-the-art training center for our customers, resellers and employees.  We expect that the generous package of customary incentives offered to us by the State and these localities will help offset our initial transition costs and will assist us in achieving significant reductions in long-term operating expenses.”

“We are very excited to have 3D Systems become a part of our community,” said Dr. Dennis Merrell, President, York Technical College.  “York Technical College is committed to the development of a knowledge based workforce for advanced manufacturing and 3D Systems’ rapid manufacturing solutions are a natural fit to our educational programs.  While companies often seek to find new locations that meet their expectations for pro-business environment, workforce availability, transportation infrastructure, site suitability and quality of life, it is rare that they discover all these attributes and a philosophically compatible partner anxious to work with them to reach common goals.  Through our collaboration to build a 3D Systems University, 3D and York Technical

College will focus on the development and delivery of rapid manufacturing training solutions, educating future users and increasing the awareness of the benefits companies can achieve by utilizing rapid manufacturing solutions.”

“We are grateful to all of our fellow employees for helping us successfully restructure, transition and grow the business over the past 25 months and wish that we were able to invite our entire team to relocate with us to our new home in Rock Hill,” continued Reichental.  “We plan to facilitate a smooth and dignified transition for each and every fellow employee who will be affected by this move.

“We sincerely thank the Cities of Valencia, California and Grand Junction, Colorado for having been an integral part of the company’s success.  And we thank the City of Rock Hill, York County, the State of South Carolina, York Technical College and the greater Charlotte Chamber of Commerce for opening their community and warmly inviting 3D Systems to become a member of their vibrant community,” concluded Reichental.

Conference Call and Webcast Details

Subject:	Third-quarter and nine-month 2005 financial results and relocation plans
Date:	November 3, 2005
Time:	8:00 a.m. PST (11:00 a.m. EST)
Access:

To access the conference call, dial 877-791-4796 (or 706-679-6014 from outside the United States). The conference call will be webcast live on 3D Systems’ web site at www.3dsystems.com under the Investor Relations’ section. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software.

A recording will be available two hours after completion of the call for seven days. To access the recording, dial 800-642-1687 (or 706-645-9291 from outside the United States) and enter 9428384, the conference call ID number. The recorded webcast will also be available at www.3dsystems.com.

3D Systems’ complete suite of customer solutions includes

•                  3-D Printing systems, which accept digital input from a three-dimensional CAD station, convert the digital file one horizontal slice at a time.  The standard (SR) and high-resolution (HR) printers jet hot-melted plastic material in an additive layer-by-layer build-up to create a solid part.  The LD unit uses layered deposition (LD) technology to build complex geometrical shapes one-slice thickness at a time.  3-D Printers enable designers, engineers, architects and marketers to communicate their concepts frequently, and to substantially reduce the time it takes to bring new products to market.

•                  Stereolithography or SLA® systems convert proprietary materials and composites into solid cross-sections, layer by layer, until the desired parts are built. SLA® systems are capable of making multiple parts of different geometries and shapes at the same time and are designed to produce prototypes, patterns or end-use parts that have a wide range of sizes and shapes.

•                  Selective Laser Sintering or SLS® systems use heat to melt and fuse, or sinter, powdered materials into solid cross-sections, layer by layer, until the desired parts are complete.  SLS® systems can create parts from a variety of plastic and metal materials and composites and are capable of processing multiple parts within the same build cycle.

•                  Engineered materials and composites that the company blends and markets under a variety of brand names for use in all of the company’s systems to produce high-quality models, prototypes and parts.  Stereolithography materials are marketed under the Accura® brand, selective laser sintering materials under the DuraForm®, LaserForm™ and CastForm™ brands, and 3-D printing materials under the VisiJet® brand. The company also distributes additional materials and composites that are manufactured by DSM Somos® and Dreve in order to enhance the portfolio of solutions available from the company.

•                  Software for proprietary part preparation for use on personal computers and engineering workstations.  These proprietary software packages generate the information required by the company’s SLS®, SLA® and 3-D printing systems to create three-dimensional models and parts.

•                  Services that the company provides include a suite of comprehensive customer services and local field support that are provided on a worldwide basis for all of the company’s systems.  Such services and support include extended system warranties, an extensive menu of annual service agreement options, and a wide variety of software and hardware upgrades and performance enhancement packages for legacy systems.

Broad Applications and End-Uses:

•                  3-D Printing system solutions are used for concept-modeling and three-dimensional printing applications. 3-D printed parts are used primarily for visualizing and communicating mechanical design applications.  They are also used for other applications including supply-chain management, architecture, art, surgical modeling, marketing and entertainment.

•                  Rapid prototyping system solutions are used for rapid prototyping applications, including the generation of product concept models, functional prototypes and master-casting and tooling patterns that are often used as an efficient, cost-effective means of evaluating product designs.

•                  Rapid manufacturing system solutions are used for rapid manufacturing applications to manufacture end-use parts, jigs, fixtures, tools and patterns directly from a digital image.  The company’s rapid manufacturing customers produce end-use parts without the need for expensive tooling or molds and without lengthy set-ups, resulting in significant savings, flexibility and mass customization capabilities.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements in the future tenses or that include the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business.  Forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of results of operations and financial condition, which appear in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or by phoning 888-337-9786, ext. 2882 (or 661-295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

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